Exhibit 99.2
Q3 2021 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon and thank you for joining us.
We have long benefitted from a commitment to customer service, interconnected digital and physical assets, and innovative brand partnerships. However, we need to move faster and more aggressively to better capitalize on those strengths. While our quarterly results were in line with our stated plans and we are on track to deliver on the financial commitments we made at our investor day in February, when we look across the landscape, we need to deliver more. We need to grow market share and deliver greater profitability … and we are acting with a sense of urgency to do so.
We’ve taken a comprehensive look at opportunities to improve our business, engaging external consultants with function-specific expertise across three key areas: improving Nordstrom Rack performance, increasing profitability, and optimizing our supply chain and inventory flow.
1.We are not satisfied at all with our Rack business as clearly our recovery is lagging what we think it should be. However, we are encouraged with the clear path to improvement that we see in front of us and have identified clear actions we are taking to improve performance and accelerate profitable growth. First, Nordstrom Rack has been challenged by low inventory levels in premium brands and key categories such as Women’s Apparel and Shoes. Customers are drawn to Nordstrom Rack to purchase premium brands at a terrific price. In fact, 90 percent of the top brands at Nordstrom are also sold at the Rack. These brands are more highly penetrated in our Rack business than they are at other off price retailers. While many retailers are dealing with macro-related supply chain disruptions, Rack faces a unique challenge as off-price procurement of the same top brands we carry at Nordstrom is particularly difficult in an environment with production constraints and lower levels of clearance product. Rack’s top 50 brands represented approximately 50 percent of sales in 2019. Year to date, these brands represented only 42 percent of sales, highlighting the outsized gap in merchandise availability. In response, we are undertaking a comprehensive set of actions to increase our inventory levels and improve merchandise flow for the Rack. In particular:
•We are executing a multi layered plan to both grow our offer of the most coveted brands we carry, as well as source from new vendors to ensure we have the selection our customers want. To minimize supply gaps, we are increasing our opportunistic use of Pack and Hold inventory, allowing us to buy larger quantities of relevant items when available, then hold a portion of it to deploy in periods with high demand, tight supply, or system constraints. Given that we expect macro-related supply chain disruptions to continue into next year, we’re strategically evaluating our assortment and increasing our use of Pack and Hold inventory by a factor of 2 to 3 times.
•We expect that action in these areas will not only yield benefits as we deal with macro-related supply chain disruptions, but also deliver sustainable benefits that will enhance our long-term performance as well. While we are in the early days of these efforts, preliminary results show sales responding positively in Rack stores with improving inventory positions.
2.Second, our mix has skewed too far to lower prices at the Rack, with AURs declining 4 percent versus 2019. This sharper than expected decline results from a couple of factors. First, customers come to the Rack for coveted premium brands at a great value. This is a strength of ours, as much of this product is scarce in the off price channel. However, we haven’t had adequate supply of those brands, as I just described. Next, as we adjusted our assortment over the last year to add more product at lower price points, we found that we went too far in certain categories. We are now rebalancing our assortment to increase the breadth of selection in premium brands, improve average selling price, and better align with customer expectations.
3.Third, we are acting to strengthen Rack’s brand awareness and drive traffic. As part of this effort, we launched a new “More Reasons to Rack” marketing campaign in September. We are encouraged by our early consumer research read, which showed a meaningful increase in future purchase intent.

By improving inventory levels, expanding our selection in top brands, and increasing awareness and traffic, we expect to grow market share and improve profitability at Nordstrom Rack. With the actions we’re taking, we anticipate improvement in Q4, with more significant improvement to follow in the first half of fiscal 2022.
Turning to profitability, we are committed to delivering significant improvement in merchandise margins and EBIT margin across the business. We launched a comprehensive study of the factors driving our merchandise margin and found meaningful opportunities for improvement in pricing, category management, and private label brands. Pete will take you through the detailed plans behind those workstreams in a moment.
Within SG&A, we remain focused on managing fixed expenses. In 2020, we rebased our overhead cost structure and we remain committed to sustaining a substantial portion of that reduction. And while we’ve seen significant macro-related pressure in fulfillment and labor costs, we’re concentrated on mitigating our overall impact from those pressures.
Improving our supply chain and inventory flow is also a priority. In response to macro-related supply chain challenges, we have identified various ways to improve our internal network and processes by diversifying our carrier capacity, gaining better end-to-end visibility of inventory as it moves through our supply chain, increasing velocity and throughput in our distribution and fulfillment centers, and better positioning our inventory to get it closer to the customer. We expect that these initiatives will enhance the customer experience and drive topline growth at both Nordstrom and Nordstrom Rack by increasing delivery speed and expanding the selection for in-store shopping as well as same day and next day pick up, while also driving efficiencies in labor and fulfillment. We expect to see benefits from these actions beginning in the first half of fiscal 2022.
Turning to third quarter performance, we continued to see improvement in our Nordstrom stores, strong digital growth, and benefits provided by the interconnected capabilities of our Market Strategy.
Nordstrom banner sales returned to 2019 levels in the third quarter. In the southern portion of the U.S. where 44 percent of our stores are located, Nordstrom comparable store sales grew 8 percent over the third quarter of 2019.

Our geographic footprint has been a source of strength for us historically, with stores located in highly desirable real estate in the country’s top markets. However, urban areas have been disproportionately impacted by the effects of the pandemic. As a result, our suburban Nordstrom locations outperformed our urban locations by 1,300 basis points in the third quarter.
As discussed at our investor event, winning in our most important markets and increasing our digital velocity are key strategic priorities for us, and we are making progress in these areas.
The convenience and connection delivered by our Market Strategy continues to be a powerful enabler for the business. We are leveraging a strong store fleet that positions us physically closer to the customer and drives value across the business. As a result, we are able to better serve customers and provide greater access to product by linking our assets at the market level.
Our Market Strategy delivers incredible convenience that provides customers with four times more product available for next day pick up, a one day reduction in average shipping time, and the ability to pick up orders at the Nordstrom, Nordstrom Local, or Nordstrom Rack location of their choice. This quarter, one-third of next day Nordstrom.com orders were picked up at Rack stores, showing continued evidence of the power of integrating capabilities across our two brands and across our digital and physical platforms. In our top 20 markets where our Market Strategy continues to gain traction, order pickup accounted for 12 percent of digital demand, versus 4 percent in other markets. Since we launched order pickup at the Rack last year, we have seen 70 percent growth in the program. As we head into the holiday season, we are encouraged to see steady increases in order pickup demand each month, which is evidence that customers are taking advantage of our integrated touchpoints. This trend is also advantageous because Buy Online Pickup In Store provides our highest satisfaction customer experience which, in turn, drives more return visits. It is also our most profitable customer journey.
The value of our interconnected model is evident as customers dramatically increase their spend when engaging across multiple channels, banners, and services. For example, the average customer that shops across both banners, in store and online, spends over 12 times more than a customer utilizing a single channel. The quality and convenience of the services we offer, such as alterations and personal styling, drive connection and engagement, increasing customer spend by a factor of 5 to 7 times versus customers who don’t utilize those value-added services.

We also continue to increase our digital velocity across Nordstrom and Nordstrom Rack. This quarter, digital sales increased 20 percent over the third quarter of 2019. Digital sales represented 40 percent of our business in Q3 and we continued to drive growth over 2019 while store traffic improved sequentially.
Before I turn the call over to Pete, we’d like to express our thanks to our exceptional team. Their dedication and efforts in serving our customers and transforming our company drive our optimism about the future of the business. Nordstrom has a strong foundation and unique competitive differentiators, and we are working diligently to accelerate our strategic transformation and build on our core advantages.
To be clear, we recognize the need to move faster and more aggressively. We are taking decisive steps to improve Rack performance, increase profitability, transform our supply chain, and create value for our shareholders. All said, we remain confident in our ability to achieve the top and bottom line commitments we set forth at our investor event and continue to build capabilities to profitably grow our market share.
With that, I'll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon everyone.
As Erik said, we’ve taken a deep look at our business and identified areas of improvement in pricing, category management, and private label brands that are expected to drive a better customer experience as well as sales and margin improvements. Through decades of experience, we’ve learned that when you make things better for the customer, you make things better for the business overall. I’d like to first discuss these specific areas of opportunity before getting into our category performance and customer trends in the third quarter, and finally, our plans for the fourth quarter.
First, we are using dynamic pricing analytics to optimize our promotional effectiveness and improve the pace and depth of markdowns to move product profitably at the end of each season. We expect to see initial benefits from this work beginning in Q4.

Next, we are working to improve our category management process. We are using a data-driven, customer-centric approach to define the role of each category at Nordstrom and Nordstrom Rack and then optimize our assortment for the role each category plays. We benefit by attracting new customers and expanding engagement and share of wallet with existing customers. We also gain efficiency by focusing on the most productive items, eliminating redundancy, and editing out our poor performers as a result.
As we shared during our investor event earlier this year, we also have a meaningful opportunity with our private label business, Nordstrom Product Group. We see the significant value that Nordstrom-made brands represent, delivering expanded options and better value for our customers, while also giving us more control over our merchandise selection. Notably, the gross margins of our private brands are, on average, 500 basis points higher than our third-party brand product. We recognize the opportunity and need to accelerate our efforts to increase our private label penetration. We look forward to sharing our progress with you in the coming quarters.
Turning to category performance … this quarter, we continued to see strength in pandemic related categories, particularly Home and Active, where our sales increased 95 and 57 percent, respectively, compared to 2019 levels.
Our Designer category continues to perform well, with a strong double digit sales increase over 2019, led by strength in Designer Shoes, Handbags, and Designer Men’s Apparel.
We saw signs of travel returning with Sunglasses and Swimwear posting double digit increases over 2019. We are also encouraged with the sequential trend improvement in occasion-based categories during the third quarter, a promising signal that customers are beginning to return to social and work events. Dresses, Men’s Suiting and Dress Shirts, Dress Shoes, and Makeup all showed sequential improvement during the third quarter and we are closing the gap to 2019 sales levels.
However, we experienced inventory shortages in the quarter, especially in certain core categories such as Women’s Apparel and Shoes where demand came back stronger and faster than we expected. We responded by trying to increase supply as quickly as possible, but weren’t able to land as much product as we needed in certain core categories, and missed an opportunity to capture incremental sales as a result. We are working to better align inventory levels and customer needs and have pulled inventory receipts forward in anticipation of holiday demand. We are confident that we are in a much improved position for the holiday season both in terms of quantity and balance of categories.
As we look at customer trends, our Nordy Club loyalty program remains a powerful engagement driver, and we are encouraged by positive trends within the program. Q3 loyalty sales grew 5 percent versus 2019 and loyalty penetration increased 2 percentage points to 65 percent of sales.
We also saw increases in spend and trips per customer compared to pre-pandemic levels.
As we look to Q4, we are excited about our plans to continue transforming the business.
We are scaling our Nordstrom Media Network, which allows our brand partners to advertise directly to customers on Nordstrom.com and NordstromRack.com and drive traffic and sales for their brands. Having successfully piloted the platform in Q3, we are expanding it in Q4, and expect to see a more meaningful financial benefit in 2022.
As we evolve our merchandising approach, our alternative partnership models have gained approximately 3 percentage points of total sales share since 2019, to nearly 8 percent today.
Building on that progress, I’m pleased to announce our new partnership with Fanatics. Nordstrom.com customers will now have access to Fanatics’ industry-leading assortment of high-quality licensed sports products. This partnership demonstrates our ability to increase choice count quickly and at scale. With Fanatics, we’ll scale to 90,000 new customer choices on Nordstrom.com, an increase of over 20 percent in our total choice count, without a corresponding increase in owned inventory or labor.
We’re also excited to advance our partnership with ASOS and offer a broader assortment to better meet the needs of twenty-something customers. We launched select ASOS brands on Nordstrom.com and in two pilot stores this month. Though we are in the early days, preliminary reads are very promising. We’ll expand our in-store ASOS offering with a market rollout launch this spring. Nordstrom stores will be the only physical locations in the world where customers can buy ASOS product and we are excited about our opportunities to build on this partnership.
As you heard at our investor event in February, we are expanding our choice count to both gain greater wallet share with our existing customers, and attract new customers. We entered Q4 with record high choice count, and we’ll continue to significantly expand our selection using customer insights and enhanced analytics to present a curated, relevant assortment.
For the holiday season, we are excited about our plans to use our integrated network of stores and digital platforms to showcase holiday dressing, décor, and gift offerings, and provide festive experiences and convenient services that make shopping easy and enjoyable for our customers.
To drive holiday performance, we’re leveraging analytics as well as learnings from our Anniversary Sale, where we combined the art of merchandising with data-driven insights to put the right assortment in the right place at the right time. Through our customer analytics work, we learned that we have a lot of opportunity to expand holiday gifting … and in response, we’ve significantly expanded our gifting assortment and featured gift shops both in-store and online.
In closing, we are excited to drive sales and delight customers with our compelling holiday offering … and the newness and choice count expansion from innovative partnerships with Fanatics and ASOS.
With that, I’ll turn it over to Anne to discuss our financial results.

ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thanks, Pete.
I’d like to begin with a review of our third quarter results, then take you through our approach to Q4. Overall, net sales decreased 1 percent in the quarter compared to the same period in fiscal 2019. The timing shift of the Anniversary Sale, with roughly one week falling into the third quarter of 2021, positively impacted third quarter sales by approximately 200 basis points.
Nordstrom banner sales returned to 2019 levels, driven by improving store trends, sequential store traffic improvement, and increasing spend per customer.
Nordstrom Rack sales declined 8 percent, as inventory procurement and flow challenges negatively impacted performance. And as Erik mentioned, the team is taking specific actions to improve Rack’s performance and capture market share in the off-price sector.

On the digital front, we continue to serve our customers’ desire for online shopping experiences, with strong digital growth even as Nordstrom store traffic and sales continue to recover. For the third quarter, digital sales increased 20 percent over 2019, and 16 percent after adjusting for the timing of the Anniversary Sale, reaching $1.4 billion.
Gross profit, as a percentage of net sales, increased 80 basis points compared with the same period in fiscal 2019, primarily due to leverage in buying and occupancy costs and higher merchandise margins.
Ending inventory increased 13 percent compared with the same period in fiscal 2019. In-transit product represented the majority of our inventory increase in the quarter as we pulled receipts forward to address continuing supply chain backlogs and support the anticipated earlier holiday demand. Entering the fourth quarter, our inventory is current with new, exciting product for the holidays. Looking ahead, we anticipate elevated inventory levels through the end of the fiscal year, as we position product to meet customer demand and invest in Pack and Hold inventory for the Rack.
Total SG&A as a percentage of net sales increased 260 basis points compared to the same period in fiscal 2019 as a result of continued macro-related fulfillment and labor cost pressures, partially offset by continued benefit from resetting the cost structure in 2020.
Now turning to our outlook for the remainder of the year. As you’ve heard today, we’re excited about our plans for the fourth quarter, with a great selection of compelling products and experiences to serve holiday demand both in-store and online. Our outlook for the remainder of the year assumes that economic improvement and increasing mobility will continue to drive consumer spending.
Given third quarter performance in line with our expectations and plans for continued progress in the fourth quarter, we are reaffirming our guidance for fiscal 2021. We expect revenue growth of more than 35 percent versus fiscal 2020, and we are still projecting slight sequential topline improvement from Q3 to Q4.
We expect to deliver EBIT margin of approximately 3 to 3.5 percent for the full year.

I’d like to provide a bit of color on our fourth quarter forecast compared to 2019. For the fourth quarter, we are forecasting significant gross margin improvement versus the fourth quarter of 2019, reflecting the benefits of lower promotional activity and higher regular price sell-through this year. We expect that SG&A pressures primarily related to fulfillment and labor costs will continue in Q4, resulting in SG&A deleverage similar to what we experienced this quarter, after excluding an impairment charge that we recorded in the fourth quarter of 2019.
Turning now to capital allocation, we remain committed to our ongoing priorities, with our first priority being investment in the business. We’re planning capital expenditures at normalized levels of 3 to 4 percent, with an emphasis on supporting supply chain and technology capabilities.
Our second priority is reducing our leverage. We are committed to an investment grade credit rating and remain on track to decrease our leverage ratio to approximately 3 times by the end of this year and approximately 2.5 times by the end of 2022, through a combination of earnings improvement and debt reduction.
Our third priority is returning cash to shareholders, and we continue to expect to be in a position to do so by the end of the year.
As you’ve heard today, our third quarter results show some pockets of strength as well as several areas for improvement. We made progress toward our goals, with strong digital growth and improving trends in our Nordstrom banner stores, and remain on track to deliver our fiscal 2021 targets and the commitments we set forth at our investor event - delivering EBIT margins greater than 6 percent and annual operating cash flow greater than $1 billion. As Erik said earlier, we recognize that we need to deliver more, and we are acting with a sense of urgency. These medium-term targets are a step on the way to delivering greater profitability and cash flow as we grow share, optimize across platforms, and drive scale. We are confident in our path forward and excited about the future of our business.